Exhibit 99.1

           VIASYS Healthcare Inc. Reports First Quarter 2007 Results

     CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--May 7, 2007--VIASYS Healthcare Inc. (NYSE: VAS), a leading healthcare technology company, today reported results for the quarter ended March 31, 2007. All information is inclusive of the results of all acquisitions unless otherwise indicated.

     Revenues for the first quarter of 2007 increased to $161.4 million compared to $135.5 million in the comparable quarter last year. Excluding the impact of special items(1), adjusted operating income increased to $13.6 million compared to $9.4 million in the same period last year, and net income increased to $7.7 million, or $.23 per diluted share, compared to $5.5 million, or $.17 per diluted share, for the same period last year. Foreign currency translation had a positive impact of 2.5% on revenues for the quarter.

     Including the impact of special items(1), an operating loss of $1.1 million was incurred compared to operating income of $9.4 million in the same period last year, and the net loss was $1.2 million, or a loss of $.04 per diluted share, compared to net income of $5.5 million, or $.17 per diluted share, for the same period last year.

     Chairman, President and CEO Comments

     Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

     "We are pleased to announce that for the 10th sequential quarter our adjusted operating results have achieved or exceeded our expectations. Our performance reflects the continued strong global demand for VIASYS' products, the operational leverage provided by our 2006 restructuring and the successful integration of our recent acquisitions. As a result, we are reiterating our previously stated guidance for earnings per diluted share in the range of $1.29 to $1.33 for 2007 and 20 to 25% earnings growth for 2008. In keeping with prior practice, these amounts exclude the impact of special items and acquisitions.

     "Total revenue in the first quarter exceeded the prior year's quarter by 19% while adjusted net income increased by over 40%. Strong revenue performance in our core business resulted in growth of 16% which was complemented by the contribution from our strategic acquisitions in our sleep division which accounted for the remaining 3% of revenue growth.

     "We also experienced strong revenue growth in both our domestic and international markets. Domestically, growth of 23% was driven by strong sales of our ventilator products, including the shipment of our LTV-1200 ventilators to the California Department of Homeland Security, as well as our sleep business. Internationally, growth of 14% resulted from increased sales in Respiratory Care, particularly of our ventilators, and in NeuroCare, due to neurophysiology and consumable products.

     "I'd like to further comment on a few specific areas of our business. In NeuroCare, we continue to be encouraged by our operating results. Adjusted operating income grew by nearly 50%, reflecting the benefits of the 2006 restructuring. Although revenue was essentially flat over 2006, this can largely be attributed to unusually large vascular sales in the prior year. In addition, we anticipate revenue growth as a result of the release of new products in the second quarter.

     "In Orthopedics, we had previously expressed optimism that the industry dynamics, which had depressed revenue and operating income growth in 2006 would start to turn around in 2007. We are pleased that in the first quarter we believe we are seeing this begin. With the first quarter of 2007 revenue and operating income exceeding the fourth quarter of 2006, we experienced our first consecutive quarter increase in over a year. In addition, we resolved a previously disclosed legal matter and recorded a charge of $7.5 million, net of insurance recoveries.

     "In the first quarter, we announced our intention to implement a $13 to $16 million strategic restructuring plan, specifically related to the consolidation and further integration of eight acquisitions that we completed since the beginning of 2005. The restructuring plan was launched at the end of the quarter and is proceeding as expected. We remain confident that the costs associated with this plan will be largely recovered by the end of next year.

     "Furthermore, we remain very pleased with the continued promise of our R&D pipeline and believe that we will be seeing exciting results from these efforts later this year and into the early part of 2008. These efforts will enhance our leadership positions across our business units."

     In conclusion, Mr. Thurman further commented on the outlook for VIASYS:

     "We remain confident in the positive outlook for VIASYS in 2007 and beyond. We believe the continued strong demand for our products is indicative of customer recognition of our superior product and service performance. A good example of this is in our ventilator business, which we believe has made us the fastest growing critical care company for several years in a row. We continue to leverage our strong balance sheet and cash flow to invest in R&D projects and strategic acquisitions that we expect will further strengthen our performance."

     Segment Highlights - First Quarter

     Respiratory Care

     Revenues increased 31.2% to $113.2 million in the first quarter of 2007 compared to the first quarter of 2006. The quarter benefited from strong sales of the LTV1200 portable mechanical ventilators, partially as a result of the sale of ventilators to the California Department of Homeland Security. In addition, we experienced increased sales of our AVEA(R) and VELA(R) ventilators as well as increased revenue from our Clinical Services and Customer Care businesses. Also contributing to this increase were the sales of sleep therapy products, primarily from our recent acquisitions. Partially offsetting these increases were lower sales of our legacy ventilators and the $2.3 million milestone payment from INO Therapeutics, LLC recognized in the first quarter of 2006.

     Operating income increased to $16.8 million in the first quarter of 2007 from $11.2 million in the comparable period last year. This increase was due to the higher overall sales offset by the INO milestone payment recognized in the first quarter of 2006 and increased expenses due to our recent acquisitions.

     NeuroCare

     Revenues were $29.8 million for the first quarters of both 2007 and 2006. Strong international sales of consumables and neurophysiology products, including long-term monitoring and EMG, were offset by lower overall sales of vascular products, which were unusually high in the first quarter of 2006.

     An operating loss of $3.9 million was incurred in the first quarter of 2007 compared to operating income of $0.8 million in the first quarter of 2006. Included in the current year loss was $5.1 million of restructuring charges related to the shutdown of the Old Woking location and the movement of production to Ireland. Excluding the restructuring charges, operating income increased 47.1% to $1.3 million in the first quarter of 2007 compared to $0.8 million in the same period last year. This increase was largely attributable to cost reduction initiatives and the restructuring that was implemented during the third quarter of 2006. These savings were partially offset by the additional costs associated with the third quarter 2006 acquisition of the digital transcranial doppler technology from BioBeat Medical Ltd.

     MedSystems

     Revenues were $8.5 million in the first quarter of 2007 compared to $8.1 million in the first quarter of 2006. The results were mainly due to higher sales of enteral delivery products and in particular our CORTRAK(R) and NAVIGATOR(R) access systems, which were offset by certain non-strategic product lines.

     Operating income was $1.4 million in the first quarters of both 2007 and 2006. Higher sales volume was partially offset by reduced margins resulting from a less favorable product mix in addition to increased petroleum based raw material costs.

     Orthopedics

     Revenues declined 11.7% to $9.9 million in the first quarter of 2007 compared to the first quarter of 2006, primarily due to lower sales of orthopedic products. While the year-over-year comparison was not favorable, the first quarter of 2007 exceeded the revenue from the fourth quarter of 2006. This increase marks the first sequential quarter increase in over a year.

     An operating loss of $5.8 million was incurred in the first quarter of 2007 compared to operating income of $2.1 million in the comparable period last year. Included in the current quarter operating loss was a charge of $7.5 million, net of insurance recoveries, related to the resolution of a legal claim. Excluding this charge, operating income was $1.7 million in the first quarter of 2007 compared to $2.1 million in the comparable period last year. The impact of the lower sales volume was compounded by the impact on gross margin of pricing pressures and was partially offset by reduced operating expenses.

     Corporate

     Corporate expenses increased by $3.5 million in the first quarter of 2007 over the comparable quarter of 2006. This increase is primarily due to increased expenses related to our 2007 restructuring, the ERP system implementation, as well as the appointment of several executives to positions that were vacant in 2006.

     Conference Call

     VIASYS Healthcare Inc. will host an earnings release conference call on Monday, May 7, 2007, at 5:00 PM Eastern Time. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 8639716.

     VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks, including, among others, AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(R), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

     This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions, their affect on earnings and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, the outlook for our businesses, the expectations regarding the restructuring charges relating to our acquisitions, our expectations for new product introductions, our ability to create stockholder value, our belief regarding the performance of our core businesses, our 2007 and 2008 earnings guidance, our prospects for continued growth, our expectations regarding homeland security sales, our expectation that our businesses will benefit from increases in therapeutic and diagnostic treatments in our business, our ability to successfully execute on our business strategies, our confidence in the Company's future, our ability to continue to gain market share in our strategic products, our ability to continue to make strategic and accretive acquisitions and our ability to compete in the sleep therapy market. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the headcount reductions in our Neurocare business, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, the effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, the continued growth in the sleep therapy market, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of certain of the industries in which we operate, acceptance of our new products and services, patent protection and litigation, a successful mergers and acquisitions strategy, the ability to locate and acquire companies, businesses and products that are strategic to the Company and accretive to earnings, and the market for mergers and acquisitions. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 30, 2006, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

     (1) Special items - In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.


            Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)

                          Three Months Ended Three Months Ended
                            March 31, 2007     April 1, 2006    Change
                          ------------------ ------------------ ------
Operating (Loss) Income    $         (1,053)   $         9,371
Acquisition Related Costs
 (a)                                    107                110
Legal Claim (b)                       7,461                  -
Restructuring Charges                 7,036                (90)
                          ------------------ ------------------
Adjusted Operating Income  $         13,551    $         9,391   44.3%
                          ================== ==================

Net (Loss) Income          $         (1,222)   $         5,501
Acquisition Related Costs
 (net of income taxes of
 $(41) and $(39)) (a)                    66                 71
Legal Claim (net of income
 taxes of $(2,885)) (b)               4,576                  -
Restructuring Charges (net
 of income taxes of
 $(2,721) and $32)                    4,315                (58)
                          ------------------ ------------------
Adjusted Net Income        $          7,735    $         5,514   40.3%
                          ================== ==================

Diluted (Loss) Earnings
 per Share                 $           (.04)   $           .17
Acquisition Related Costs
 per Share (a)                            -                  -
Legal Claim per Share (b)               .14                  -
Restructuring Charges per
 Share                                  .13                  -
                          ------------------ ------------------
Adjusted Earnings per
 Share                     $            .23    $           .17
                          ================== ==================


     (a) In the first quarter of 2007, we incurred $0.1 million of expense to integrate companies acquired in 2006. The first quarter of 2006 was negatively impacted by $0.1 million of expense to integrate companies acquired in 2005.

     (b) As previously disclosed, we agreed to participate in a non-binding mediation with Smith & Nephew in April 2007 regarding claims arising out of certain knee implant components supplied to Smith & Nephew by one of our subsidiaries. As a result of this mediation, we have entered into a binding agreement in principle with Smith & Nephew to resolve any and all claims that the parties may have with respect to this matter. Pursuant to the agreement in principle, we recorded a charge of $7.5 million, net of insurance recoveries.


                                                   Three Months Ended
                                                   -------------------
Consolidated Statements of Operations                  (unaudited)
(In Thousands, Except Per Share Amounts)
                                                   March 31, April 1,
                                                     2007      2006

Revenues                                           $161,418  $135,519

Operating Costs and Expenses:
  Cost of revenues                                   84,361    69,593
  Selling, general and administrative expense        54,814    47,241
  Research and development expense                    8,799     9,404
  Restructuring charges                               7,036       (90)
  Legal Claim                                         7,461         -
                                                   -------------------
                                                    162,471   126,148

                                                   --------- ---------
Operating (Loss) Income                              (1,053)    9,371
                                                   --------- ---------
Interest Expense, net                                  (874)     (876)
Other (Expense) Income, net                            (201)      100
                                                   --------- ---------

(Loss) Income Before Income Taxes                    (2,128)    8,595
Benefit (Provision) for Income Taxes                    906    (3,094)
                                                   --------- ---------
Net (Loss) Income                                  $ (1,222) $  5,501
                                                   ========= =========

(Loss) Earnings per Share:
  Basic                                            $   (.04) $    .17
  Diluted                                          $   (.04) $    .17

Weighted Average Shares Outstanding:
  Basic                                              33,075    32,097
  Diluted                                            33,075    33,072


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)
                                                    Three Months Ended
                                                   -------------------
                                                   March 31,  April 1,
                                                      2007      2006
                                                   ---------- --------

Respiratory Care
  Domestic                                            66,514   46,296
  International                                       46,696   40,021
                                                   ---------- --------
    Total                                            113,210   86,317
                                                   ---------- --------


NeuroCare
  Domestic                                            16,526   18,367
  International                                       13,271   11,478
                                                   ---------- --------
    Total                                             29,797   29,845
                                                   ---------- --------


MedSystems
  Domestic                                             6,443    6,321
  International                                        2,071    1,825
                                                   ---------- --------
    Total                                              8,514    8,146
                                                   ---------- --------


Orthopedics
  Domestic                                             8,935    9,164
  International                                          962    2,047
                                                   ---------- --------
    Total                                              9,897   11,211
                                                   ---------- --------


Total VIASYS
  Domestic                                            98,418   80,148
  International                                       63,000   55,371
                                                   ---------- --------
    Total                                            161,418  135,519
                                                   ========== ========


     CONTACT: VIASYS Healthcare Inc.
              Investors:
              Martin P. Galvan, 610-862-0800